Exhibit 99.1

Contact: Barrier Therapeutics, Inc. Anne M. VanLent EVP & CFO (609) 945-1202
Lazar Partners Ltd. Gregory Gin, Investor Relations (212) 867-1762

Barrier Therapeutics Announces Positive Results of Dose Escalation

Clinical Safety Study with Pramiconazole

Novel Antifungal Agent Shown to be Safe and Well Tolerated at Weekly Doses 30 Times

Higher Than That Used in On-going Once Weekly Dosing Study

PRINCETON, N.J., November 27, 2007 – Barrier Therapeutics, Inc. (NASDAQ: BTRX), a pharmaceutical company that develops and markets dermatology products, today announced positive results of a key safety, dose escalation study with its novel oral antifungal agent, pramiconazole. No clinically relevant changes were seen in any of the 32 healthy volunteers dosed with up to 6 grams of pramiconazole given over a five-day period, as compared to placebo. The study measured cardiac parameters, including QT/QTc interval, liver and kidney function, and several other blood chemistry parameters. The total of 6 grams administered over five days is 30 times higher than the single weekly dose of 200 mg of pramiconazole that is being used in a Phase 2a study in toenail onychomycosis (nail fungus) currently underway in Europe.

“In this placebo controlled, dose escalation, safety study, healthy volunteers who received high doses of pramiconazole showed no clinically relevant changes in any of the key safety parameters,” said Dr. Braham Shroot, Chief Scientific Officer of Barrier Therapeutics. “When we consider these data along with previously reported clinical efficacy results in onychomycosis and other fungal infections, we continue to believe there is a strong clinical rationale for advancing this product candidate to the next stage of development.”

The Company is actively seeking a partner to further co-develop pramiconazole.

“Toenail onychomycosis is one of the most common fungal infections in dermatology, with an estimated 35 million people affected in the U.S. alone,” said Geert Cauwenbergh, Ph.D., Chief Executive Officer of Barrier Therapeutics. “It’s essential that any new treatment for this widespread, non-life threatening condition provides patients with a less frequent dosing schedule and a minimum risk for side effects. The excellent safety profile shown in this study, combined with the previously announced efficacy using once weekly dosing as compared to the daily dosing of current therapies, suggest that pramiconazole could become a new standard for the treatment of toenail onychomycosis.”

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About Onychomycosis

A common and increasingly recognized medical condition, onychomycosis is a chronic and recurring fungal infection of the toenails or the fingernails resulting in thick, flaky or discolored nails. Without treatment, the condition will not go away and may become worse, resulting in pressure, irritation, serious pain and disability. According to Podiatry Today, it has been estimated that approximately 35 million patients in the United States suffer from onychomycosis. Of this group, approximately 18 percent, or 6.3 million patients, have been diagnosed with the disease after seeking treatment by podiatrists, dermatologists and other physicians.

About Pramiconazole (previously known as Azoline)

Pramiconazole, a novel antifungal agent, is being developed by Barrier Therapeutics as a potential once weekly treatment for chronic fungal infections such as onychomycosis (nail fungus), as well as a potential short course treatment for acute skin and mucosal fungal infections. In vitro pramiconazole has been shown to possess broad spectrum potency against dermatophytes, yeasts and molds. In October 2007, the Company reported positive interim data from its Phase 2a trial with once weekly dosing of pramiconazole in the treatment of toe nail onychomycosis. In March 2007, the Company reported positive results from a Phase 2b dose ranging study with pramiconazole in tinea versicolor. Previously, the Company has also shown positive results in Phase 2a trials with pramiconazole in tinea pedis (athlete’s foot), tinea corporis (ring worm), tinea cruris (jock itch), tinea versicolor, vaginal candidiasis and seborrheic dermatitis. The Company is currently seeking to establish a commercial partnership to help fund the further development of this product.

About Barrier Therapeutics

Barrier Therapeutics, Inc. is a pharmaceutical company focused on the development and commercialization of products in the field of dermatology. Barrier Therapeutics currently markets three pharmaceutical products in the United States: Xolegel® (ketoconazole, USP) Gel, 2%, for seborrheic dermatitis; Vusion® (0.25% miconazole nitrate, 15% zinc oxide, 81.35% white petrolatum) Ointment, for diaper dermatitis complicated by documented candidiasis; and Solagé® (mequinol 2.0%, tretinoin 0.01%) Topical Solution, for solar lentigines. Barrier Therapeutics has other product candidates in various stages of clinical development for the treatment of a range of dermatological conditions, including onychomycosis, psoriasis, acne, skin allergies, and acute fungal infections. The company is headquartered in Princeton, New Jersey and has wholly owned subsidiaries in Geel, Belgium and Ontario, Canada. More information about Barrier Therapeutics can be found on its corporate website at: www.barriertherapeutics.com.

Xolegel, Vusion and Solagé are trademarks of Barrier Therapeutics, Inc.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s business development and clinical development plans for pramiconazole and the potential market acceptance of pramiconazole. Forward-looking statements provide Barrier’s current expectations or forecasts of future events. Barrier’s performance and financial results could differ materially from those reflected in these forward-looking statements due to the marketplace acceptance of Barrier’s products, Barrier’s ability to execute its commercial and clinical strategy, the decisions of regulatory authorities, the results of clinical trials and strategic decisions

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regarding its pipeline, general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries generally. For a discussion of these and other risks and uncertainties that may effect the forward-looking statements, please see the risk factors in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Barrier undertakes no obligation to update publicly any forward-looking statement.

In addition, please note that success in clinical trials does not mean that subsequent trials will confirm earlier findings. No assessment of the efficacy or safety of any product candidate can be considered definitive until all clinical trials needed to support a submission for marketing approval are complete.

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